Exhibit 10.4

EXECUTION COPY

TRAMMELL CROW COMPANY
2006 ANNUAL PRINCIPAL BONUS PLAN

Objectives

The Trammell Crow Company 2006 Annual Principal Bonus Plan (the “Plan”) is intended to reward Eligible Participants (defined below) for their contributions to the business performance of Trammell Crow Company (the “Company”) and its subsidiaries during the 2006 fiscal year.

Participants and Eligibility

The term “Participant” shall mean an individual who, after December 31, 2005, and prior to January 1, 2007, is or was a Principal, Managing Director, Senior Managing Director, Operating Committee member, or Executive Committee member, as each such term is commonly used within the Company; provided, however, that following the Effective Time (as defined in the Agreement and Plan of Merger, dated October 30, 2006, by and among the Company, CB Richard Ellis Group, Inc. (“Parent”), and A-2 Acquisition Corp. (the “Merger Agreement”)), if all former members of the Company’s Board of Directors have ceased to serve on the Board of Directors of Parent before the allocation of the Bonus Pool (as defined below), the term “Participant” shall exclude brokers (i.e., individuals whose primary job is to act as a broker and whose primary source of income from the Company is commissions), employees who are eligible for the Development Incentive (as such term is defined in the Company’s D&I Compensation Policy as updated July 18, 2006, the “Development Incentive”)), and individuals who work in a “hybrid” city (a list of which are attached as Exhibit A).

The term “Eligible Participant” shall mean: (a) prior to the Effective Time, a Participant designated by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its sole and absolute discretion to be eligible to receive an allocation of the Bonus Pool; and (b) on and after the Effective Time, a Participant who (1) is an employee of the Company or Parent or any of their respective subsidiaries at the time of payment of the bonus hereunder, or (2) is terminated without cause at or after the Effective Time, by the Company or Parent or any of their respective subsidiaries.  Following the Effective Time, the determination of whether a Participant has been terminated with or without cause shall be determined in the sole and absolute discretion of those members of Parent’s Board of Directors who served on the Board of Directors of the Company immediately prior to the Effective Time (the “New Directors”).

Bonus Pool

The Eligible Participants, as a group, shall be entitled to receive aggregate cash bonus compensation for the year ending December 31, 2006, in an amount equal to the Bonus Pool.  “Bonus Pool” means the amount equal to the product of (a) twenty-two percent (22%) and (b) the difference between (1) the sum of (A) the consolidated net income of the Company and its subsidiaries before income taxes for the year ending December 31, 2006, determined in a manner consistent with the determination of the consolidated net income of the Company and its subsidiaries before income taxes for the year ended December 31, 2005, as illustrated on Exhibit B (“NIBT”) and (B) the aggregate amount of non-reimbursed bonuses accrued by the Company

(i.e., bonuses accrued on the books of the Company as of December 31, 2006, with respect to Eligible Participants in accordance with this Plan, but not reimbursed by a customer or other third party) payable to Participants with respect to the year ending December 31, 2006, and (2) the aggregate amount of bonuses payable to individuals who work in a “hybrid” city (a list of which is attached as Exhibit A) with respect to the year ending December 31, 2006, that were accrued and payable on account of Global Services earnings within that city.  Except as otherwise expressly provided in the Plan, the Bonus Pool shall be determined in a manner consistent with the determination of the bonus pool for 2005, a description of which is included in Exhibit B (except that 2005 bonuses paid with restricted stock awards shall be deemed to have been paid in cash).

If the Closing (as defined in the Merger Agreement) occurs on or prior to December 31, 2006, the amount of the Bonus Pool will be calculated as if the Company had continued as a separate entity (without undergoing a change in control), notwithstanding any post-Closing change to the legal organization of the business carried out by the Company and its subsidiaries prior to Closing.  Without limiting the foregoing, whether the Effective Time occurs in 2006 or thereafter, the Bonus Pool shall be computed without giving effect to any expenses, charges or accounting adjustments resulting from, or associated with, the negotiation, execution and performance of the Merger Agreement (including the Merger and the other transactions contemplated thereby), including, but not limited to, compensation charges, the impact of accounting changes required by generally accepted accounting principles with respect to the Company’s equity interest in Savills plc (“Savills”) (determined as provided below), transaction expenses, restructuring or similar charges, employee retention payments and severance payments.  For purposes of determining the Bonus Pool, the Company shall be deemed to account for its equity interest in Savills for the calendar quarter ending December 31, 2006, utilizing the equity method of accounting for investments and the actual results of operations of Savills for the year ending December 31, 2006, if such information regarding Savills’ results of operations is then available to the Company when the Bonus Pool is determined.  If information providing the actual results of operations of Savills for the year ending December 31, 2006, is not then available when the Bonus Pool is determined, the Company shall account for its equity interest in Savills for the calendar quarter ending December 31, 2006, utilizing the estimated results of operations of Savills for the year ending December 31, 2006, published by ABN AMRO, reduced by the amounts previously recorded by the Company to reflect its equity interest in Savills under the equity method for the nine months ended September 30, 2006.

To the extent that they are reimbursed by a customer or other third party, annual cash bonuses awarded to Participants shall not reduce the Bonus Pool (i.e., such bonuses shall be totally disregarded for purposes of the Bonus Pool and not be deemed to be paid out of the Bonus Pool).  Notwithstanding the foregoing sentence, such Participants shall be eligible to participate in, and to receive amounts from, the Bonus Pool in addition to reimbursed bonuses (and such amounts received shall correspondingly reduce the Bonus Pool).

If a Participant works in a “hybrid” city and receives a bonus, the portion of that bonus paid on account of Global Services earnings within that city shall be counted as being a payment out of the Bonus Pool and the portion of the bonus not relating to Global Services earnings within that city shall not be counted as being a payment out of the Bonus Pool.  The calculation of the hybrid city bonus and the allocation of these bonuses to Global Services earnings shall be made based on the accounting records of the Company and its subsidiaries on a basis consistent with such determinations made for the calendar year ended December 31, 2005.

Development Incentive payments shall not be counted as being a payment out of the Bonus Pool.  Bonuses for members of the Development and Investment group that are not eligible to receive a Development Incentive shall be paid from the Bonus Pool.

Allocation of Bonus Pool

Prior to the Effective Time, but in no event later than March 9th, 2007, if the allocation is then made during such time period, the Bonus Pool shall be allocated among Eligible Participants in accordance with the determination of the Compensation Committee, as determined in its sole and absolute discretion.

If the Bonus Pool has not been allocated among Eligible Participants in accordance with the above paragraph prior to the Effective Time, on and after the Effective Time the Bonus Pool shall be allocated among Eligible Participants in accordance with the determination of the New Directors, as determined in their sole and absolute discretion; provided, however, that if any New Director is an Eligible Participant, the amount of the Bonus Pool allocated to such New Director shall be determined by the other New Directors; provided, further, however, that if any New Director that is an Eligible Participant is required to file statements of ownership under Section 16 of the Securities Exchange Act of 1934, the amount of the Bonus Pool allocated to such New Director shall be ratified by the Board of Directors or Compensation Committee of Parent; provided, further, however, that if such determination has not been made on or before March 9th, 2007, or if all former members of the Company’s Board of Directors have ceased to serve on the Board of Directors of Parent before such allocation is made, the Bonus Pool shall be allocated among the Eligible Participants pursuant to the formula attached as Exhibit C.

Payment of Bonuses

Each Eligible Participant shall receive a cash bonus in an amount equal to his or her allocation of the Bonus Pool, as determined in accordance with the Plan.  Bonuses shall be paid in a lump-sum as soon as practicable following the allocation of the Bonus Pool, but in no event later than March 15th, 2007.

Successors

The Plan shall be binding on any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

Termination or Amendment

Prior to the Effective Time, the Compensation Committee may amend, alter, suspend, discontinue or terminate the Plan without the consent of the Eligible Participants.  After the Effective Time, the Plan cannot be amended, altered, suspended, discontinued, or terminated, unless all New Directors consent.  Notwithstanding the foregoing, the Plan shall terminate automatically, effective as of the earlier of (a) the date on which the Merger Agreement is terminated in accordance with its terms without consummation of the merger contemplated thereby, or (b) the later of (1) March 15th, 2007, and (2) the date on which all Eligible Participants have received the bonuses to which they are entitled pursuant to the Plan.  Upon termination, the Plan shall be null and void and have no force or effect, and the Company and its successors thereafter shall have no liability or obligation under the Plan whatsoever to the Participants.

Rights of Participants

A Participant shall have full rights to enforce the terms of this Plan against the Company or any successor.

Effective Date

The Plan is effective as of October 30, 2006.

TRAMMELL CROW COMPANY

By:	/s/ J. Christopher Kirk
Name:	J. Christopher Kirk
Title:	Executive Vice President

EXHIBIT A

Hybrid Cities

Austin, Texas
Kansas City, Missouri
Oklahoma City, Oklahoma
Portland, Oregon
Reno, Nevada
San Antonio, Texas
San Diego, California
Tulsa, Oklahoma

A-1

EXHIBIT B

TRAMMELL CROW COMPANY 2005 PRINCIPAL BONUS POOL SUMMARY

NIBT with 100% bonus accrual	101,920,748
Principal bonus accrual	20,682,498
Pre bonus NIBT	122,603,246

Adjusted Pre bonus NIBT	122,603,246
Principal Bonus Pool (25% of pre bonus NIBT)	30,650,812

NIBT before bonus adjustment	101,920,748
Principal bonus pool adjustment	(9,968,314)
Estimated NIBT	91,952,435
Bonus Pool paid with Restricted Stock	2,334,436
Final 2005 NIBT	94,286,871

Bonus Pool	30,650,812
Bonus Pool Adjustments	2,635,804
Bonus Pool to allocate after adjustments	28,015,008
Average Percent of Target Bonus Paid	135.5%
RSU’s	2,334,436
Service related hybrid bonus payments	301,368

These numbers do not include principal bonuses reimbursed by customers.

B-1

EXHIBIT C

If a determination as to the allocation of the Bonus Pool has not been made on or before March 9th, 2007, or if all New Directors cease to serve on the Board of Directors of Parent before making such determination, the Bonus Pool shall be allocated among the Eligible Participants pursuant to the following formula:

New Participant’s Allocation =

a + .5[(a/b)(c - b)], if the aggregate amount of all 2006 Target Bonuses is less than or equal to the Bonus Pool; and

a(c/b), if the aggregate amount of all 2006 Target Bonuses is greater than the Bonus Pool.

Where:

a = the New Participant’s 2006 Target Bonus;

b = the aggregate amount of all 2006 Target Bonuses; and

c = the aggregate amount of the 2006 Bonus Pool.

“New Participant” means an Eligible Participant who did not participate in the Company’s 2005 Bonus Pool.

Eligible Participant’s (other than a New Participant) Allocation = (c - d)(e/f)

Where:

c = the aggregate amount of the 2006 Bonus Pool;

d = the sum of the New Participant allocations of the 2006 Bonus Pool, as determined above;

e = the Participant’s 2005 bonus; and

f = the 2005 Bonus Pool, reduced by the aggregate amount of 2005 Principal bonuses paid to individuals who (a) are not Participants immediately after the Effective Time; or (b) are not employees of the Company or Parent or any of their respective subsidiaries at the time of payment of the 2006 Principal bonus (unless the reason an individual is not an employee of the Company or Parent or any of their respective subsidiaries at the time of payment is because such individual was terminated without cause, at or after the Effective Time, by the Company or Parent or any of their respective subsidiaries).

C-1